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Exhibit 99.1

[LETTERHEAD OF UBS SECURITIES LLC]

        We hereby consent to the use of our opinion letter dated May 7, 2005 to the Board of Directors of Duke Energy Corporation (the "Company") attached as Annex B to the Joint Proxy Statement/Prospectus included in the Registration Statement of Duke Energy Holding Corp. on Form S-4 (the "Registration Statement") relating to the proposed merger of the Company and Cinergy Corp., and to the references to such opinion under the headings "Summary—Fairness Opinions Presented to the Duke Energy Board of Directors," "The Mergers—Duke Energy's Reasons for the Mergers and Recommendation of Duke Energy's Board of Directors," and "The Mergers—Fairness Opinions Presented to the Duke Energy Board of Directors." In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder and we do not thereby admit that we are experts with respect to any part of the Registration Statement under the meaning of the term "expert" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder.

/s/ UBS SECURITIES LLC UBS SECURITIES LLC

New York, New York
June 30, 2005

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  Exhibit 99.1